SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report: January 7, 1997



               Exact Name of
Commission     Registrant        IRS Employer
File           as specified      State of         Identification
Number         in its charter    Incorporation    Number
-----------    --------------    -------------    --------------

1-12609        PG&E Corporation  California       94-3234914

1-2348         Pacific Gas and   California       94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000





Item 5.  Other Events

A.  Electric Industry Restructuring

     1.  Unbundling Application

On December 6, 1996, Pacific Gas and Electric Corporation (PG&E), a wholly owned subsidiary of PG&E Corporation, filed an electric unbundling application to identify and separate components of electric rates, effective January 1, 1998, in compliance with California Public Utilities Commission (CPUC) electric restructuring decisions and the electric industry restructuring legislation (AB 1890) enacted into law in California in 1996. PG&E's filing separates the total CPUC-jurisdictional electric revenue requirement of approximately $7.57 billion (based on current rates and on the current forecast of 1997 sales) into the four functional cost categories of public purpose programs (3.6 percent), distribution (26.4 percent), transmission (4.1 percent), and generation (65.9 percent). Within the generation category, the competition transition charge (CTC) will be broken out on a residual basis when the Power Exchange prices are known.

PG&E's filing also:

     - proposes the starting point for PG&E's hydroelectric/geothermal generation performance-based ratemaking
(PBR) at approximately $545 million;

     - proposes changes in the electric tariff schedules, including elimination of the Electric Revenue Adjustment
Mechanism (ERAM) and Energy Cost Adjustment Clause (ECAC) and introduction of a transition period ratemaking mechanism to track revenues by function; and

     - proposes that bills for full-service (bundled) customers show separate charges for transmission, distribution, public purpose programs, and energy (based on the Power Exchange price), plus the charges for the CTC and other nonbypassable charges.

     2.  Electric Deferred Refund Account

On December 9, 1996, the CPUC issued a decision establishing electric deferred refund accounts for PG&E, Southern California Edison Company (SCE) and San Diego Gas & Electric Company (SDG&E), into which the utilities are ordered to place credits for CPUC-ordered electric disallowances, the utility electric generation (UEG) share of CPUC-ordered gas disallowances, electric and UEG gas settlement amounts resulting from reasonableness disputes and fuel-related cost refunds made to the utilities based on regulatory agency decisions, plus interest charges. The utilities were ordered to establish the account by December 20, and to include within it any such credits described above which are already recorded in the utility's ECAC and ERAM but have not been amortized in rates (which in PG&E's case amounts to approximately $75 million), as well as pending or future refunds or disallowances. The utilities are also ordered to file advice letters by January 31 of each year, setting forth their annual refund plans for directly refunding to electric customers the dollars accumulated in the deferred refund account. The effect of this decision is to reduce the amount of PG&E's ECAC\ERAM overcollection as of December 31, 1996. Under AB 1890, the end of year 1996 overcollection balance is applied toward recovery of CTC.

PG&E intends to file a petition for rehearing of this decision.

     3.  Roadmap Decision

On December 20, 1996, the CPUC adopted a second "roadmap" decision outlining the necessary steps to accomplish electric utility industry restructuring. The schedules set forth in the decision represent the CPUC's timeline to effectuate the beginning of the transition period for electric restructuring no later than January 1, 1998.

The roadmap decision discusses the impact of AB 1890 on certain issues addressed by the CPUC in its 1995 electric industry restructuring decision, namely voluntary divestiture, return on equity, the mandatory buy-sell requirement imposed on investor-owned electric utilities with respect to the Power Exchange, and direct access phase in. The roadmap decision largely finds that the 1995 policy decision conforms with AB 1890 in these areas. However, pursuant to AB 1890, the roadmap decision finds that the mandatory buy-sell requirement should end on December 31, 2001 instead of December 31, 2002. The roadmap decision also discusses implementation activities underway and presents the current or planned schedules for the major implementation proceedings.

This decision also requires a new annual Revenue Adjustment Proceeding (RAP) to review, track and compare each utility's authorized revenue requirements with the actual recorded revenues and make any necessary adjustments or updates due to the authorized revenues for any PBR mechanisms, various purchase power contracts, public purposes programs, nuclear facilities, nuclear decommissioning, transition costs and other proceedings. The authorized revenues would be established in their respective proceedings and consolidated into the RAP. The reconciliation of authorized revenues with actual recorded revenues will be used to determine the extent to which CTC has been recovered during the CTC recovery transition period. In addition, the CPUC established a Nuclear Decommissioning Costs Triennial Proceeding to determine the nuclear decommissioning costs of the utilities over a three-year period, in the absence of general rate cases. The CPUC also seeks proposals which would establish a generic method for reviewing the restructuring or modification of qualifying facility contracts, possibly including standard measures of reasonableness.

     4.  Cost Recovery Plan

On December 20, 1996, the CPUC approved the cost recovery plan filed by PG&E in compliance with AB 1890, as well as the plans filed by SCE and SDG&E. The plans propose a framework for the utilities' recovery of certain costs that would otherwise be rendered unrecoverable by the move from regulation to competition in the electric utility industry. The plans and the CPUC decision approving them also describe how ratemaking will be accomplished during the early stages of the transition to competition. The provisions of the plans approved by the CPUC include, among other things, a freeze of electric rates at June 10, 1996 levels, a rate decrease of at least ten percent for residential and small commercial customers for 1998-2002 to be financed by "rate reduction bonds", and, pursuant to the provisions of AB 1890, approval of an increase in PG&E's base revenues for 1997 of approximately $164 million. The CPUC orders PG&E to establish a balancing account to track expenditure of the increased authorized base revenues to ensure that they are used solely to enhance transmission and distribution system safety and reliability and that any funds collected and not so used are credited against future safety and reliability base revenue requirements, as provided for in AB 1890.


     5.  Environmental Impact Report

On December 20, 1996, the CPUC adopted an interim opinion and order addressing its compliance activities under the California Environmental Quality Act (CEQA) relating to electric industry restructuring. In its decision, the CPUC indicated that it had halted preparation of an environmental impact report (EIR) studying the effects of its 1995 electric industry restructuring decision in light of the passage of AB 1890. The CPUC indicated that the EIR was intended to assess the environmental effects of moving to a more competitive market structure as envisioned by the 1995 decision, and that the passage of AB 1890 eliminated the CPUC's discretion to make a decision on moving to a competitive market or to frame the basic structure of that market. The CPUC thus determined that preparation of an EIR was neither appropriate nor necessary. The CPUC did indicate that it would prepare a report, outside the CEQA context, containing environmental information relating to restructuring efforts.

B.  1997 ECAC

Also on December 20, 1996, the CPUC issued a decision in PG&E's ECAC proceeding, authorizing a revenue decrease of approximately $720 million. The three elements of this decrease are: (1) a reduction in ECAC revenues of approximately $565 million; (2) a reduction in ERAM revenues of approximately $153 million; and (3) an increase in the California Alternate Rates for Energy (CARE) program, which supports energy rate discounts for low-income customers, of approximately $2 million. This net reduction of approximately $720 million is partially offset by a revenue increase of approximately $160 million resulting from the consolidation of revenue changes from the ERAM component of other proceedings, the Cost of Capital proceeding and the Annual Energy Assessment Proceeding, which sets rate adjustments resulting from shareholder incentives earned on Customer Energy Efficiency programs.

As provided in PG&E's cost recovery plan as approved by the CPUC, electric rates will not be changed from 1996 levels. Instead, the consolidated net reduction of approximately $560 million will be available to offset any net revenue requirement change that results from PG&E's pending application to modify the Diablo Canyon Rate Case Settlement to, among other things, allow acceleration of Diablo Canyon depreciation (as to which a decision is expected in March 1997) and used to offset PG&E's CTCs. In addition, this decision indefinitely suspends PG&E's Annual Energy Rate (AER) mechanism, which had placed PG&E at partial risk for variations between actual and forecasted electric energy costs.


























                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                              PG&E CORPORATION
                                     and
                              PACIFIC GAS AND ELECTRIC COMPANY


                                  BRUCE R. WORTHINGTON
                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 General Counsel
Dated: January 7, 1997